NYSE: WMB

Date:	Aug. 6, 2009
Williams Reports Second-Quarter 2009 Financial Results
•	Net Income is $142 Million, $0.24 Per Share for 2Q

•	Recurring Adjusted Income is $116 Million, $0.20 Per Share for 2Q

•	Recession, Lower Energy Commodity Prices Impact 2009 Results

•	2009 Recurring Adjusted EPS Guidance Range Updated to $0.70 — $0.90

•	Company Executing on 2009 Expansions, Growth Opportunities

Quarterly Summary Financial Information	2Q 2009		2Q 2008
Per share amounts are reported on a fully diluted basis. All	millions	per share	millions	per share
amounts are attributable to The Williams Companies, Inc.

Income from continuing operations	$123	$0.21	$412	$0.69
Income from discontinued operations	19	0.03	25	0.04

Net income	$142	$0.24	$437	$0.73

Recurring income from continuing operations*	$120	$0.20	$390	$0.66
After-tax mark-to-market adjustments	(4)	—	9	$0.01

Recurring income from continuing operations — after mark-to-market adjustments*	$116	$0.20	$399	$0.67

Year-to-Date Summary Financial Information	YTD 2009		YTD 2008
Per share amounts are reported on a fully diluted basis. All	millions	per share	millions	per share
amounts are attributable to The Williams Companies, Inc.

Income from continuing operations	$125	$0.21	$823	$1.38
Income (loss) from discontinued operations	(155)	(0.26)	114	0.19

Net income (loss)	($30)	($0.05)	$937	$1.57

Recurring income from continuing operations*	$226	$0.39	$728	$1.22
After-tax mark-to-market adjustments	18	0.03	7	$0.01

Recurring income from continuing operations — after mark-to-market adjustments*	$244	$0.42	$735	$1.23

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     TULSA, Okla. — Williams (NYSE:WMB) announced unaudited net income attributable to Williams, for second-quarter 2009 of $142 million, or $0.24 per share on a diluted basis, compared with net income of $437 million, or $0.73 per share on a diluted basis for second-quarter 2008.
     Sharply lower energy commodity prices in second-quarter 2009, compared to the record-high prices in second-quarter 2008, impacted results in Exploration & Production and Midstream, as both businesses’ results were significantly lower than second-quarter 2008.
     Gas Pipeline’s results, as expected, were relatively steady despite the much lower commodity prices. Other factors that served to mitigate the effect of lower commodity prices include higher natural gas production; Exploration & Production’s hedge positions, which cover a significant portion of its production; and fee-based revenues from certain of Midstream’s gathering and processing services.
     Year-to-date through June 30, Williams reported a net loss attributable to Williams of $30 million, or $0.05 per share on a diluted basis, compared with net income of $937 million, or $1.57 per share, for the first two quarters of 2008.
     As a result of the Venezuelan government’s expropriation of the El Furrial and PIGAP II compression facilities in May, Williams is now reporting the results of those operations in discontinued operations. All year-to-date and prior-period comparisons in this news release reflect this change.
     The year-to-date loss from discontinued operations is primarily due to the charges associated with these facilities that were recorded in first-quarter 2009. The company’s investment in Accroven, which was fully impaired during the first-quarter 2009, continues to be reported in the Midstream segment, as the assets have not been expropriated. Accroven owns gas processing facilities and an NGL fractionation plant in Venezuela.
     In addition to the losses associated with the Venezuelan operations and investments, the previously noted lower energy commodity prices compared with the record-high prices in 2008 also negatively affected the year-

Williams (NYSE: WMB) Second-Quarter 2009 Financial Results — Aug. 6, 2009	Page 1 of 7

to-date 2009 results. The first half of 2008 also benefited from $148 million in pre-tax gains on the sale of certain international interests.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
     Recurring income from continuing operations, after adjustments to remove the effect of mark-to-market accounting for certain hedges and other derivatives in Gas Marketing Services, was $116 million, or $0.20 per share for second-quarter 2009. On the same adjusted basis, recurring income from continuing operations was $399 million, or $0.67 per share, for second-quarter 2008.
     For the first half of 2009, recurring income from continuing operations after mark-to-market adjustments was $244 million, or $0.42 per share; compared with $735 million, or $1.23 per share, for the first half of 2008.
     The lower recurring adjusted results for both the second-quarter and year-to-date periods were also due to the large disparity between the relatively low 2009 commodity prices compared with the record-high 2008 prices.
     The relatively steady results in Gas Pipeline, as well as higher natural gas production, Exploration & Production’s hedge positions and fee-based revenues in Midstream, partially offset some of the negative effect of lower commodity prices.
     A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.
2009 Guidance Ranges Updated
     Williams is updating its outlook for full-year 2009 commodity price assumptions and its earnings and capital expenditures. The following chart shows the actual year-to-date results for commodity prices, earnings and capital expenditures, as well as the company’s expectation for these ranges in the second-half and full-year of 2009. For comparison, it also shows actual full-year 2008 results for the same categories.

	YTD 2009	Outlook as of 8-6-09		2008
	Actuals	3Q/4Q 2009	Full 2009	Actuals

Natural Gas ($/MMBtu)
NYMEX	$4.19	$3.41 - $5.11	$3.80 - $4.65	$9.03
Rockies	$2.83	$2.67 - $4.07	$2.75 - $3.45	$6.21
San Juan/Mid-Continent Avg.	$3.03	$2.97 - $4.37	$3.00 - $3.70	$7.17
Crude Oil — WTI ($/barrel)	$44.80	$55.20 - $75.20	$50 - $60	$104.34
Crude-to-Natural Gas Ratio	10.7x	14.7x - 16.2x	12.9x - 13.2x	11.6x
Average NGL Margins ($/gallon)	$0.27	$0.28 - $0.46	$0.28 - $0.37	$0.61

Capital Expenditures Incurred*	$1,033	$1,192 - $1,442	$2,225 - $2,475	$3,586
Recurring Adj. Segment Profit*	$821	$654 - $979	$1,475 - $1,800	$2,727
Recurring Adj. Earnings Per Share*	$0.42	$0.28 - $0.48	$0.70 - $0.90	$2.10

*	Capital Expenditures Incurred and Recurring Adjusted Segment Profit are in millions of dollars. Capital Expenditures Incurred includes increase in property, plant and equipment plus purchase of investments. Recurring Segment Profit and Earnings Per Share are adjusted to remove the effect of mark-to-market accounting. EPS is fully diluted.
     The company’s updated outlook for 2009 recurring consolidated segment profit and earnings per share reflects higher expected net realized natural gas prices and NGL margins. The company has raised the lower-end of its guidance range for Exploration & Production by $75 million and refined Midstream’s outlook by $50 million on both the lower- and upper-end of its guidance range. As a result, the company has also updated its recurring adjusted earnings per share guidance to a range of $0.70 to $0.90 for 2009.
     The company has slightly reduced its expected capital expenditures for 2009, reflecting the company’s efforts to reduce operating and capital project costs.
CEO Perspective

Williams (NYSE: WMB) Second-Quarter 2009 Financial Results — Aug. 6, 2009	Page 2 of 7

     “This was a quarter in which our natural gas businesses performed as expected, as we were successful in reducing our operating and capital project costs and managing our liquidity,” said Steve Malcolm, chairman, president and chief executive officer. “As a result, we remain on-target to meet our goals in a challenging year.”
     “We also continue to take advantage of ideal growth opportunities, such as our entry into the Marcellus Shale earlier this year, and to execute on important expansion projects, such as our new Willow Creek processing facility in the Piceance Basin.”
     “All of these efforts make Williams well-positioned for the coming market recovery that will drive substantial value across all of our businesses,” Malcolm said.
Business Segment Performance

Consolidated Segment Profit (Loss)	2Q		YTD
Amounts in millions	2009	2008	2009	2008

Exploration & Production	$119	$496	$197	$926
Midstream Gas & Liquids	137	270	149	508
Gas Pipeline	162	179	341	359

	$418	$945	$687	$1,793

Gas Marketing Services	($6)	($46)	(8)	(25)
Other	3	(1)	4	—

Consolidated Segment Profit (Loss)	$415	$898	$683	$1,768

Recurring Consolidated Segment Profit After
Mark-to-Market Adjustments*	2Q		YTD
Amounts in millions	2009	2008	2009	2008

Exploration & Production	$120	$471	$237	$783
Midstream Gas & Liquids	137	268	218	506
Gas Pipeline	162	170	341	350

	$419	$909	$796	$1,639

Gas Marketing after MTM Adjustments	($13)	($31)	21	(13)
Other	3	(1)	4	—

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$409	$877	$821	$1,626

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
Exploration & Production
     Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin, Barnett Shale, and Marcellus Shale, and oil and gas development in South America.
     The business reported segment profit of $119 million for second-quarter 2009, compared with segment profit of $496 million in second-quarter 2008.
     The significant decline in segment profit during the second quarter was due to much lower net realized average prices for natural gas, partially offset by higher production volumes.
     These higher production volumes, coupled with higher capital costs in prior years, resulted in higher depletion, depreciation and amortization expense during the second-quarter. Also, the 2008 period benefited from a $30 million pre-tax gain on the sale of certain international interests.
     Although natural gas production grew from second-quarter 2008 to second-quarter 2009, production is expected to continue to decline somewhat throughout the remainder of 2009 because of the company’s reduced drilling activity. Average daily natural gas production on U.S. interests fell 4 percent from first-quarter 2009 to second-quarter 2009.

Average Daily Production	2Q
Amounts in million cubic feet equivalent of natural	2009	2008	Growth rate
gas (MMcfe)

Piceance Basin	703	659	7%
Powder River Basin	242	234	3%
Other Basins	235	217	8%
U.S. Interests only	1,180	1,110	6%
U.S. & International Interests	1,233	1,159	6%
     During second-quarter 2009, Williams’ net realized average price for U.S. production was $3.95 per thousand cubic feet of natural gas equivalent (Mcfe), which was 51 percent lower than the $8.06 per Mcfe realized in second-quarter 2008.
     For the first half of 2009, the exploration and production business reported a segment profit of $197 million, compared with $926 million for the first half of 2008.
     Significantly lower net realized average price for natural gas was the primary driver of the lower segment profit in the first half of 2009. The first half of 2008 also benefited from $148 million in pre-tax gains on the sale of certain international interests. Also, the company recorded $34 million in expenses associated with the early

Williams (NYSE: WMB) Second-Quarter 2009 Financial Results — Aug. 6, 2009	Page 3 of 7

termination of rig contracts in the first quarter 2009. These termination expenses were a result of reductions in 2009 drilling activities in the Piceance Basin.
Midstream Gas & Liquids
     Midstream provides natural gas gathering and processing, deepwater production handling and oil transportation, natural gas liquids (NGL) fractionation and storage services and olefins production.
     The business reported a segment profit of $137 million for second-quarter 2009, compared with segment profit of $270 million for second-quarter 2008.
     The decline in segment profit for the quarter is primarily because of lower NGL and olefin prices and lower NGL equity sales volumes in the second quarter, partially offset by decreased production costs reflecting lower natural gas prices. While NGL margins in the second quarter of 2009 are still significantly lower than the 2008 margins, they have improved compared to first-quarter 2009 as natural gas prices declined and NGL prices, especially ethane, increased.
     The lower NGL equity sales volumes for the quarter were primarily due to lower volumes in the West region because certain gas processing agreements with producers converted from keep-whole to fee-based processing at the beginning of 2009. Declines in production sources and hurricane-related impacts in the Gulf region, primarily in the Western Gulf of Mexico, also contributed to lower volumes.
     For the first half of the year, Midstream’s segment profit was $149 million, compared with $508 million for the first half of 2008.
     The significant decline, compared with the same period in 2008, is due primarily to the same factors that drove the reduction in segment profit for the second quarter. In addition, the year-to-date results were unfavorably impacted by a $75 million loss related to the impairment of Midstream’s equity investment in the Accroven assets in Venezuela.
     In addition to the previously discussed factors that drove the reduction in NGL equity sales volumes in the second quarter, year-to-date 2009 volumes were also unfavorably impacted by periods of reduced NGL recoveries in the first quarter, primarily in the Gulf Coast region. The reduced NGL recoveries were due to unfavorable NGL economics. Offsetting these reductions, NGL equity volumes reflect a favorable impact related to an increase in inventory in the first-quarter 2008. The increase in inventory was the result of the company transitioning from selling volumes for certain plants in the West at the tailgate of the plant to shipping volumes through a third-party pipeline for sale downstream.
Gas Pipeline
     Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Pacific Northwest, reported second-quarter 2009 segment profit of $162 million, compared with $179 million for second-quarter 2008.

Williams (NYSE: WMB) Second-Quarter 2009 Financial Results — Aug. 6, 2009	Page 4 of 7

     During second-quarter 2009, Gas Pipeline experienced higher operating costs, partly offset by increased revenues from the Sentinel expansion, which was placed in service in December 2008.
     The higher costs resulted primarily from higher depreciation, operational and maintenance, and pension expenses partially offset by lower project development costs. Also, the second-quarter 2008 results included the benefit of a $9 million gain on sale of excess natural gas inventory.
     Year-to-date through June 30, Gas Pipeline reported segment profit of $341 million, compared with $359 million for the same period in 2008.
     The lower segment profit was due primarily to the higher operating costs partially offset by the higher revenues explained above and increased year-to-date earnings from the company’s 50-percent interest in Gulfstream Natural Gas Systems. The year-to-date 2008 results also included the previously noted benefit of the second-quarter gain on the sale of excess gas inventory.
Gas Marketing Services
     Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production, and procuring fuel and shrink gas and hedging NGLs for Midstream.
     In addition, Gas Marketing manages various natural gas related contracts, such as transportation, storage, and related hedges. It also provides marketing services to third-parties, such as producers and processing companies. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the former power business, which have been reduced to a minimal level.

Gas Marketing Recurring Segment Profit
Adjusted for Mark-to-Market Effect*	2Q		YTD
Amounts in millions	2009	2008	2009	2008

Segment loss	($6)	($46)	($8)	($25)
Nonrecurring adjustments	—	—	—	—

Recurring segment loss	($6)	($46)	($8)	($25)
Mark-to-market adjustments	(7)	15	29	12

Recurring segment profit (loss) after MTM adjustments	($13)	($31)	$21	($13)

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     The improvement in Gas Marketing’s second-quarter recurring segment loss after mark-to-market adjustments primarily resulted from the absence of a 2008 $8 million inventory valuation adjustment related to natural gas owned in storage and a $7 million improvement in margins from buying and selling gas around transportation contracts, as well as margins realized on physical gas purchases.
     The improvement in Gas Marketing’s year-to-date recurring adjusted results was primarily the result of a $13 million decrease in realized losses associated with certain legacy positions and $15 million improvement in realized natural gas margins around daily and monthly asset optimization.
     Although not significant for the second-quarter 2009 results, the company expects in the future to have some level of mark-to-market volatility in Gas Marketing Services, primarily from natural gas storage hedging.
Williams’ Liquidity, Financial Strength Remain Strong
     As of July 31, 2009, Williams had approximately $1.87 billion of cash and cash equivalents, which included approximately $607 million held by certain domestic and international subsidiaries or margin deposits held on behalf of counterparties. The company also had approximately $1.87 billion of available credit capacity under the company’s credit facilities. Williams’ total liquidity as of July 31 was approximately $3.74 billion.

Williams (NYSE: WMB) Second-Quarter 2009 Financial Results — Aug. 6, 2009	Page 5 of 7

     Williams has no significant debt maturities until 2011 and the company’s $1.43 billion primary credit facility does not expire until May 2012. Williams is rated investment grade by three of the major rating agencies.
Today’s Analyst Call
     Management will discuss the second-quarter 2009 results and outlook for 2009 during a live webcast beginning at 9:30 a.m. EDT today. Participants are encouraged to access the webcast and corresponding slides for viewing, downloading and printing at www.williams.com.
     A limited number of phone lines also will be available at (877) 874-1565. International callers should dial (719) 325-4836. Replays of the second-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williams.com following the event.
Form 10-Q
     The company plans to file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams websites.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipates,” believes,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “objectives,” “planned,” “potential,” “projects,” “scheduled,” “will,” or other similar words. These statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:
•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

Williams (NYSE: WMB) Second-Quarter 2009 Financial Results — Aug. 6, 2009	Page 6 of 7

•	inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including the current economic slowdown and the disruption of global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

•	our exposure to the credit risk of our customers;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	risks associated with future weather conditions;

•	acts of terrorism, and

•	additional risks described in our filings with the Securities and Exchange Commission.
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.
# # #

Williams (NYSE: WMB) Second-Quarter 2009 Financial Results — Aug. 6, 2009	Page 7 of 7

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
June 30, 2009

Reconciliation of Income from Continuing Operations Attributable to The Williams Companies, Inc. to Recurring Earnings
(UNAUDITED)

	2008					2009
(Dollars in millions, except per-share amounts)	1st Qtr *	2nd Qtr *	3rd Qtr *	4th Qtr *	Year *	1st Qtr *	2nd Qtr	Year

Income from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$411	$412	$360	$123	$1,306	$2	$123	$125

Income from continuing operations — diluted earnings per common share	$0.69	$0.69	$0.61	$0.21	$2.21	$—	$0.21	$0.21

Nonrecurring items:

Exploration & Production (E&P)
Gain on sale of Peru interests	$(118)	$(30)	$—	$—	$(148)	$—	$—	$—
Reserve for receivables from bankrupt counterparty	—	5	4	—	9	—	—	—
Impairments of property in the Arkoma basin	—	—	14	129	143	5	—	5
Accrual for Wyoming severance taxes	—	—	—	34	34	—	3	3
Penalties from early release of drilling rigs	—	—	—	—	—	34	(2)	32

Total Exploration & Production nonrecurring items	(118)	(25)	18	163	38	39	1	40

Gas Pipeline
Gain on sale of excess inventory gas — TGPL	—	(9)	—	—	(9)	—	—	—
Gain on sale of certain south Texas assets — TGPL	—	—	(10)	—	(10)	—	—	—

Total Gas Pipeline nonrecurring items	—	(9)	(10)	—	(19)	—	—	—

Midstream Gas & Liquids (MGL)
Impairment of Carbonate Trend pipeline	—	—	—	6	6	—	—	—
Involuntary conversion gain related to Ignacio gas processing plant	—	(3)	(6)	(3)	(12)	1	—	1
Reserve for receivables from bankrupt counterparty	—	1	—	—	1	—	—	—
Final earnout payment from 2005 Gulf Liquids asset sale	—	—	(8)	—	(8)	—	—	—
Charges from Hurricanes Gustav & Ike	—	—	8	5	13	—	—	—
Involuntary conversion gain from hurricane damage at Cameron	—	—	—	(5)	(5)	—	—	—
Gulf Liquids litigation partial settlement	—	—	—	(32)	(32)	—	—	—
Loss from Venezuela investment	—	—	—	—	—	68	—	68

Total Midstream Gas & Liquids nonrecurring items	—	(2)	(6)	(29)	(37)	69	—	69

Nonrecurring items included in segment profit (loss)	(118)	(36)	2	134	(18)	108	1	109

Nonrecurring items below segment profit (loss)
Interest related to Gulf Liquids litigation partial settlement — MGL	—	—	—	(11)	(11)	—	—	—
Interest related to Wyoming severance taxes — E&P	—	—	—	4	4	—	—	—
Loss associated with Venezuela investment — E&P	—	—	—	—	—	11	—	11
Reversal of litigation contingency — Corporate	—	—	—	—	—	—	(5)	(5)

	—	—	—	(7)	(7)	11	(5)	6

Total nonrecurring items	(118)	(36)	2	127	(25)	119	(4)	115
Tax effect for above items	(45)	(14)	1	49	(9)	15	(1)	14

Recurring income from continuing operations available to common stockholders	$338	$390	$361	$201	$1,290	$106	$120	$226

Recurring diluted earnings per common share	$0.57	$0.66	$0.61	$0.34	$2.18	$0.18	$0.20	$0.39

Weighted-average shares — diluted (thousands)	598,627	596,187	589,138	587,057	592,719	582,361	588,780	587,999

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

*	Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

Consolidated Statement of Operations
(UNAUDITED)

	2008					2009
(Dollars in millions, except per-share amounts)	1st Qtr *	2nd Qtr *	3rd Qtr *	4th Qtr *	Year *	1st Qtr *	2nd Qtr	Year

Revenues	$3,164	$3,657	$3,201	$2,163	$12,185	$1,922	$1,909	$3,831

Segment costs and expenses:
Costs and operating expenses	2,333	2,697	2,344	1,697	9,071	1,444	1,392	2,836
Selling, general and administrative expenses	111	131	133	129	504	125	129	254
Other (income) expense — net	(114)	(32)	1	73	(72)	33	(1)	32

Total segment costs and expenses	2,330	2,796	2,478	1,899	9,503	1,602	1,520	3,122

Equity earnings	36	37	54	10	137	23	26	49
Income (loss) from investments	—	—	—	1	1	(75)	—	(75)

Total segment profit	870	898	777	275	2,820	268	415	683

Reclass equity earnings	(36)	(37)	(54)	(10)	(137)	(23)	(26)	(49)
Reclass (income) loss from investments	—	—	—	(1)	(1)	75	—	75
General corporate expenses	(42)	(42)	(34)	(31)	(149)	(40)	(38)	(78)

Operating income	792	819	689	233	2,533	280	351	631

Interest accrued	(160)	(161)	(162)	(153)	(636)	(162)	(167)	(329)
Interest capitalized	8	16	16	19	59	20	22	42
Investing income (loss)	55	54	65	15	189	(61)	24	(37)
Other income (expense) — net	4	—	2	(7)	(1)	(2)	1	(1)

Income from continuing operations before income taxes	699	728	610	107	2,144	75	231	306
Provision (benefit) for income taxes	251	257	199	(30)	677	56	80	136

Income from continuing operations	448	471	411	137	1,467	19	151	170
Income (loss) from discontinued operations	91	29	10	(5)	125	(243)	18	(225)

Net income (loss)	$539	$500	$421	$132	$1,592	$(224)	$169	$(55)
Less: Net income (loss) attributable to noncontrolling interests	39	63	55	17	174	(52)	27	(25)

Net income (loss) attributable to The Williams Companies, Inc.	$500	$437	$366	$115	$1,418	$(172)	$142	$(30)

Amounts attributable to The Williams Companies, Inc.:
Income from continuing operations	$411	$412	$360	$123	$1,306	$2	$123	125
Income (loss) from discontinued operations	89	25	6	(8)	112	(174)	19	(155)

Net income (loss)	$500	$437	$366	$115	$1,418	$(172)	$142	$(30)

Diluted earnings (loss) per common share:
Income from continuing operations	$0.69	$0.69	$0.61	$0.21	$2.21	$—	$0.21	$0.21
Income (loss) from discontinued operations	0.15	0.04	0.01	(0.01)	0.19	(0.29)	0.03	(0.26)

Net income (loss)	$0.84	$0.73	$0.62	$0.20	$2.40	$(0.29)	$0.24	$(0.05)

Weighted-average number of shares used in computation (thousands)	598,627	596,187	589,138	587,057	592,719	582,361	588,780	587,999

Common shares outstanding at end of period (thousands)	584,025	579,117	578,641	579,052	579,052	580,072	582,933	582,933

Market price per common share (end of period)	$32.98	$40.31	$23.65	$14.48	$14.48	$11.38	$15.61	$15.61

Common dividends per share	$0.10	$0.11	$0.11	$0.11	$0.43	$0.11	$0.11	$0.22

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

*	Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

Reconciliation of Segment Profit (Loss) to Recurring Segment Profit (Loss)
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr *	2nd Qtr *	3rd Qtr *	4th Qtr *	Year *	1st Qtr *	2nd Qtr	Year

Segment profit (loss):

Exploration & Production	$430	$496	$361	$(27)	$1,260	$78	$119	$197
Gas Pipeline	180	179	173	157	689	179	162	341
Midstream Gas & Liquids	238	270	229	134	871	12	137	149
Gas Marketing Services	21	(46)	16	12	3	(2)	(6)	(8)
Other	1	(1)	(2)	(1)	(3)	1	3	4

Total segment profit	$870	$898	$777	$275	$2,820	$268	$415	$683

Nonrecurring adjustments:

Exploration & Production	$(118)	$(25)	$18	$163	$38	$39	$1	$40
Gas Pipeline	—	(9)	(10)	—	(19)	—	—	—
Midstream Gas & Liquids	—	(2)	(6)	(29)	(37)	69	—	69
Gas Marketing Services	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(118)	$(36)	$2	$134	$(18)	$108	$1	$109

Recurring segment profit (loss):

Exploration & Production	$312	$471	$379	$136	$1,298	$117	$120	$237
Gas Pipeline	180	170	163	157	670	179	162	341
Midstream Gas & Liquids	238	268	223	105	834	81	137	218
Gas Marketing Services	21	(46)	16	12	3	(2)	(6)	(8)
Other	1	(1)	(2)	(1)	(3)	1	3	4

Total recurring segment profit	$752	$862	$779	$409	$2,802	$376	$416	$792

Note:	Segment profit (loss) includes equity earnings and income (loss) from investments reported in investing income (loss) in the Consolidated Statement of Operations. Equity earnings results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

*	Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

Exploration & Production
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Production	$617	$826	$715	$486	$2,644	$479	$440	$919
Gas management	86	106	95	68	355	48	48	96
Hedge ineffectiveness and forward mark-to-market gains (losses)	(2)	(14)	18	(1)	1	(2)	(1)	(3)
International	17	19	18	18	72	17	18	35
Other	10	11	15	13	49	11	25	36

Total revenues	728	948	861	584	3,121	553	530	1,083

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	166	182	187	202	737	219	217	436
Lease and other operating expenses	60	61	72	73	266	71	62	133
Operating taxes	49	69	65	56	239	28	3	31
Exploration expense	2	1	3	21	27	12	21	33
Third party gathering expense	10	13	12	15	50	15	17	32
Selling, general and administrative expenses (including International)	37	44	49	46	176	43	42	85
Gas management expenses	84	105	94	65	348	47	43	90
International (excluding DD&A and SG&A)	6	10	9	11	36	7	6	13
Other (income) expense — net	(113)	(27)	14	128	2	37	4	41

Total segment costs and expenses	301	458	505	617	1,881	479	415	894

Equity earnings	3	6	5	6	20	4	4	8

Reported segment profit	430	496	361	(27)	1,260	78	119	197

Nonrecurring adjustments	(118)	(25)	18	163	38	39	1	40

Recurring segment profit	$312	$471	$379	$136	$1,298	$117	$120	$237

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	92.2	101.0	100.8	106.4	400.4	110.3	107.3	217.6
Net domestic volumes per day (MMcfe/d)	1,013	1,110	1,096	1,156	1,094	1,225	1,180	1,202
Net domestic realized price ($/Mcfe) (1)	$6.580	$8.056	$6.971	$4.428	$6.479	$4.205	$3.949	$4.079
Production taxes per Mcfe	$0.529	$0.683	$0.648	$0.525	$0.597	$0.254	$0.024	$0.141
Lease and other operating expense per Mcfe	$0.653	$0.606	$0.712	$0.685	$0.664	$0.649	$0.576	$0.613

(1) Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less third party gathering expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	5.7	5.7	5.9	6.0	23.3	6.1	6.1	12.2
Volumes per day (MMcfe/d)	63	62	64	66	64	67	68	68

Volumes net to Williams (after minority interest) (Bcfe)	4.5	4.4	4.6	4.8	18.3	4.7	4.9	9.6
Volumes net to Williams per day (MMcfe/d)	49	49	50	52	50	53	53	53

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	96.7	105.4	105.4	111.2	418.7	115.0	112.2	227.2
Volumes net to Williams per day (MMcfe/d)	1,062	1,159	1,146	1,208	1,144	1,278	1,233	1,255

Gas Pipeline
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Northwest Pipeline	$107	$107	$108	$113	$435	$112	$107	$219
Transcontinental Gas Pipe Line	305	299	299	296	1,199	290	312	602
Other	1	—	—	(1)	—	(1)	2	1

Total revenues	413	406	407	408	1,634	401	421	822

Segment costs and expenses:
Costs and operating expenses	201	207	210	222	840	195	232	427
Selling, general and administrative expenses	36	40	42	39	157	42	39	81
Other (income) expense — net	6	(5)	3	3	7	—	3	3

Total segment costs and expenses	243	242	255	264	1,004	237	274	511

Equity earnings	10	15	21	13	59	15	15	30

Reported segment profit:
Northwest Pipeline	53	52	56	57	218	58	51	109
Transcontinental Gas Pipe Line	121	118	107	91	437	106	96	202
Other	6	9	10	9	34	15	15	30

Total reported segment profit	180	179	173	157	689	179	162	341

Nonrecurring adjustments:
Northwest Pipeline	—	—	—	—	—	—	—	—
Transcontinental Gas Pipe Line	—	(9)	(10)	—	(19)	—	—	—
Total nonrecurring adjustments	—	(9)	(10)	—	(19)	—	—	—

Recurring segment profit:
Northwest Pipeline	53	52	56	57	218	58	51	109
Transcontinental Gas Pipe Line	121	109	97	91	418	106	96	202
Other	6	9	10	9	34	15	15	30

Total recurring segment profit	$180	$170	$163	$157	$670	$179	$162	$341

Operating statistics

Northwest Pipeline
Throughput (TBtu)	219.8	171.0	179.5	211.1	781.4	224.0	172.9	396.9
Average daily transportation volumes (TBtu)	2.4	1.9	2.0	2.3	2.1	2.5	1.9	2.2
Average daily firm reserved capacity (TBtu)	2.6	2.5	2.5	2.5	2.5	2.6	2.6	2.6

Transcontinental Gas Pipe Line
Throughput (TBtu)	536.5	443.0	448.5	482.4	1,910.4	549.7	420.8	970.5
Average daily transportation volumes (TBtu)	5.9	4.9	4.9	5.2	5.2	6.1	4.6	5.4
Average daily firm reserved capacity (TBtu)	7.0	6.7	6.6	6.8	6.8	7.0	6.6	6.8

Midstream Gas & Liquids
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr *	2nd Qtr*	3rd Qtr*	4th Qtr*	Year*	1st Qtr *	2nd Qtr	Year

Revenues:
Gathering & processing	$97	$108	$105	$104	$414	$107	$106	$213
NGL sales from gas processing	383	473	397	270	1,523	150	172	322
Production handling and transportation	27	29	24	28	108	33	33	66
Olefins sales (including Gulf and Canada)	325	335	319	146	1,125	143	152	295
Marketing sales	1,178	1,372	1,094	533	4,177	466	579	1,045
Other revenues	51	57	49	58	215	38	42	80

	2,061	2,374	1,988	1,139	7,562	937	1,084	2,021
Intrasegment eliminations	(544)	(664)	(596)	(283)	(2,087)	(244)	(279)	(523)

Total revenues	1,517	1,710	1,392	856	5,475	693	805	1,498

Segment costs and expenses:
NGL cost of goods sold	187	286	196	101	770	92	69	161
Olefins cost of goods sold	280	279	288	132	979	119	120	239
Marketing cost of goods sold	1,180	1,357	1,118	615	4,270	461	564	1,025
Other cost of goods sold	16	15	13	9	53	7	5	12
Operating costs	154	141	152	163	610	147	155	302
Other
Selling, general and administrative expenses	34	39	36	35	144	35	40	75
Other (income) expense — net	(5)	3	(16)	(58)	(76)	(7)	1	(6)
Intrasegment eliminations	(544)	(664)	(596)	(283)	(2,087)	(244)	(279)	(523)

Total segment costs and expenses	1,302	1,456	1,191	714	4,663	610	675	1,285

Equity earnings	23	16	28	(9)	58	4	7	11
Income from investments	—	—	—	1	1	(75)	—	(75)

Reported segment profit	238	270	229	134	871	12	137	149
Nonrecurring adjustments	—	(2)	(6)	(29)	(37)	69	—	69

Recurring segment profit	$238	$268	$223	$105	$834	$81	$137	$218

Operating statistics

Domestic Gathering and Processing
Gathering volumes (TBtu)	234	268	254	257	1,013	252	251	503
Plant inlet natural gas volumes (Tbtu)	325	337	328	321	1,311	318	308	626
NGL equity sales (million gallons) **	308	366	272	285	1,231	292	297	589
NGL margin ($/gallon)	$0.64	$0.51	$0.74	$0.59	$0.61	$0.20	$0.35	$0.27
NGL production (million gallons) **	634	645	555	538	2,372	579	590	1,169

Olefins
Canadian NGL equity sales (million gallons)	33	22	20	37	112	36	30	66
Olefins sales (Ethylene & Propylene) (million lbs)	457	428	407	313	1,605	462	445	907

Discovery Producer Services L.L.C. (equity investment) - 100%
NGL equity sales (million gallons)	37	23	21	4	85	12	25	37
NGL production (million gallons)	70	58	43	10	181	30	56	86

Laurel Mountain Midstream, LLC (equity investment) - 100%
Gathering volumes (Tbtu)	—	—	—	—	—	—	3	3

*	Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

**	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues	$1,650	$2,010	$1,716	$1,036	$6,412	$867	$598	$1,465

Segment costs and expenses:
Costs and operating expenses	1,625	2,049	1,695	1,019	6,388	864	599	1,463
Selling, general and administrative expenses	4	7	4	5	20	5	4	9
Other expense — net	—	—	1	—	1	—	1	1

Total segment costs and expenses	1,629	2,056	1,700	1,024	6,409	869	604	1,473

Reported segment profit (loss)	21	(46)	16	12	3	(2)	(6)	(8)

Nonrecurring adjustments	—	—	—	—	—	—	—	—

Recurring segment profit (loss)	$21	$(46)	$16	$12	$3	$(2)	$(6)	$(8)

Capital Expenditures and Investments
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr**	2nd Qtr**	3rd Qtr**	4th Qtr**	Year**	1st Qtr**	2nd Qtr	Year

Capital expenditures:
Exploration & Production	$363	$705	$844	$554	$2,466	$444	$229	$673
Gas Pipeline:
Northwest Pipeline	17	20	28	24	89	9	36	45
Transcontinental Gas Pipe Line	33	49	55	68	205	22	45	67
Other	2	(2)	(1)	1	—	—	—	—

Total	52	67	82	93	294	31	81	112
Midstream Gas & Liquids	104	204	135	146	589	133	142	275
Gas Marketing Services	—	—	1	—	1	—	—	—
Other	16	8	8	9	41	4	13	17
Discontinued Operations	1	1	—	1	3	—	—	—

Total*	$536	$985	$1,070	$803	$3,394	$612	$465	$1,077

Purchase of investments:
Exploration & Production	—	3	3	(3)	3	—	—	—
Gas Pipeline	20	28	36	8	92	10	5	15
Midstream Gas & Liquids	—	—	—	—	—	3	112	115
Other	—	16	(1)	1	16	—	(1)	(1)

Total	$20	$47	$38	$6	$111	$13	$116	$129

Summary:
Exploration & Production	$363	$708	$847	$551	$2,469	$444	$229	$673
Gas Pipeline	72	95	118	101	386	41	86	127
Midstream Gas & Liquids	104	204	135	146	589	136	254	390
Gas Marketing Services	—	—	1	—	1	—	—	—
Other	16	24	7	10	57	4	12	16
Discontinued Operations	1	1	—	1	3	—	—	—

Total	$556	$1,032	$1,108	$809	$3,505	$625	$581	$1,206

Cumulative summary:
Exploration & Production	$363	$1,071	$1,918	$2,469	$2,469	$444	$673	$673
Gas Pipeline	72	167	285	386	386	41	127	127
Midstream Gas & Liquids	104	308	443	589	589	136	390	390
Gas Marketing Services	—	—	1	1	1	—	—	—
Other	16	40	47	57	57	4	16	16
Discontinued Operations	1	2	2	3	3	—	—	—

Total	$556	$1,588	$2,696	$3,505	$3,505	$625	$1,206	$1,206

Capital expenditures incurred and purchase of investments
Increases to property, plant and equipment	$579	$982	$1,032	$882	$3,475	$484	$420	$904
Purchase of investments	20	47	38	6	111	13	116	129

Total	$599	$1,029	$1,070	$888	$3,586	$497	$536	$1,033

* Increases to property, plant and equipment	$579	$982	$1,032	$882	$3,475	$484	$420	$904
Changes in related accounts payable and accrued liabilities	(43)	3	38	(79)	(81)	128	45	173

Capital expenditures	$536	$985	$1,070	$803	$3,394	$612	$465	$1,077

**	Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2008					2009
(Dollars in millions)	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr*	Year*	1st Qtr*	2nd Qtr	Year

Depreciation, depletion and amortization:
Exploration & Production	$165	$180	$190	$202	$737	$219	$217	$436
Gas Pipeline:
Northwest Pipeline	22	21	21	22	86	22	21	43
Transcontinental Gas Pipe Line	55	59	59	62	235	61	61	122
Other	—	—	—	—	—	—	1	1
Total	77	80	80	84	321	83	83	166

Midstream Gas & Liquids	48	47	51	57	203	53	53	106
Gas Marketing Services	1	—	—	—	1	—	—	—
Other	4	3	5	6	18	4	6	10
Discontinued Operations	7	8	7	8	30	8	—	8

Total	$302	$318	$333	$357	$1,310	$367	$359	$726

Other selected financial data:
Cash and cash equivalents	$2,239	$1,937	$1,524	$1,438	$1,438	$1,785	$1,853	$1,853

Total assets	$27,172	$31,216	$26,893	$26,006	$26,006	$25,368	$25,026	$25,026

Capital structure:
Debt
Current	$49	$46	$46	$18	$18	$3	$13	$13
Noncurrent	$7,638	$7,711	$7,685	$7,683	$7,683	$8,278	$8,265	$8,265
Stockholders’ equity	$7,801	$7,652	$8,574	$8,440	$8,440	$8,326	$8,324	$8,324
Debt to debt-plus-stockholders’ equity ratio	49.6%	50.3%	47.4%	47.7%	47.7%	49.9%	49.9%	49.9%

*	Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

Adjustment to remove MTM effect
Dollars in millions except for per share amounts

	2nd Quarter		YTD
	2009	2008*	2009*	2008*

Recurring income from cont. ops available to common shareholders	$120	$390	$226	$728
Recurring diluted earnings per common share	$0.20	$0.66	$0.39	$1.22

Mark-to-Market (MTM) adjustments for Gas Marketing	(7)	15	29	12

Tax effect of total MTM adjustments	3	(6)	(11)	(5)

After tax MTM adjustments	(4)	9	18	7

Recurring income from cont. ops available to common shareholders after MTM adjust.	$116	$399	$244	$735
Recurring diluted earnings per share after MTM adj.	$0.20	$0.67	$0.42	$1.23

weighted average shares — diluted (thousands)	588,780	596,187	587,999	597,404
Note: all amounts attributable to Williams
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.
Some annual figures may differ from sum of quarterly figures due to rounding.
* Amounts have been recast to reflect certain Venezuela operations as discontinued operations.

Non-GAAP Measures:
     This press release includes certain financial measures, recurring earnings and recurring segment profit, that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Recurring earnings and recurring segment profit exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Both measures provide investors meaningful insight into the company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company. Neither recurring earnings nor recurring segment profit are intended to represent an alternative to net income or segment profit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to Gas Marketing Services’ derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.